Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-92255, 33-34996, 333-04223, 333-72737, 33-64764 and 333-60586) of Pope & Talbot, Inc. and subsidiaries of our report dated January 23, 2003 relating to the consolidated balance sheet of Pope & Talbot, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of operations, shareholders’ equity and cash flow for the year ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Pope & Talbot, Inc. and subsidiaries for the year ended December 31, 2002.

KPMG, LLP

Portland, Oregon

February 28, 2003